Exhibit 10.18

Loan Agreement

Lender (Party A): Sancaijia Technology Co., Ltd.

Social Credit No:

Address: Room 403, Sancai building, No. 6, Fengcheng Second Road, Economic Development Zone, Xi’an, Shaanxi

Borrower (Party B): Houlaicun Commercial Operation Management (Xi’an) Co., Ltd.

Social Credit No:

Address: No. 1D301-0924, XieTong building, No. 12, Gaoxin Second Road, High Tech Zone, Xi’an, Shaanxi

In accordance with the “Contract Law of the People’s Republic of China”, the “Guarantee Law of the People’s Republic of China”, the “General Principles of the Civil Law of the People’s Republic of China” and other provisions, and in line with the principle of equality, voluntariness, good faith, and consensus through consultation, in order to clarify responsibilities and to honor their commitments, the parties signed this Agreement.

Part I loan terms:

Article 1. The purpose of loan: the loan under this Agreement must be used legally.

Article 2. Loan amount: the loan amount is RMB (in words) twenty million yuan only, in figures: RMB 20,000,000.00 (in case of inconsistency between words and figures, the words shall prevail, the same below).

Article 3. Loan interest: the annual interest rate is 3%

Article 4. Loan term: the loan term is from October 8, 2021 to December 31, 2021; If Party B repays the loan in advance, the loan interest shall be calculated based on the actual number of days that the loan is used; Any prepayment shall be agreed by Party B and Party B through negotiation.

Article 5. The account designated by Party B is:

Account Name:

Account No.:

Bank of deposit:

Article 6. Repayment method: All the principle shall be paid when the loan is due, to the bank account designated by Party A.

Article 7. Rights and obligations of the borrower:

1.	Correctly and in a timely manner the borrower will provide the relevant certificates and other documents as required, and will accept the supervision and inspection of the lender;

2.	Guarantee that the loan will not be used for illegal activities;

3.	Draw down the loan in accordance with the provisions of this Agreement and repay the principal and interest of the loan on time.

Article 8. Rights and obligations of the Lender

1.	Make the loan to the borrower in accordance to the Agreement;

2.	Has the right to the repayment of the loan principal and interest in accordance with the provisions of this Agreement.

Part II: Liability for breach of this agreement and other agreements

Article 9. Liability for breach of the Agreement: if the certificates and other documents provided by the borrower are false and/or the loan is used for illegal activities, the lender may require the borrower to repay all the loan and the corresponding interest immediately.

Article 10. If Party B delays repaying the loan for more than 10 days, a late fee of 0.05% will be charged for each day of the delay.

Article 11. Dispute resolution: Disputes arising from this Agreement shall be settled by both parties through negotiation. If the negotiation fails, a lawsuit may be brought to the People’s Court where Party A (the lender) is located

Article 11. Effective, change, dissolution and termination

1.	Before signing this Agreement, both parties fully understand and accept the contents of this Agreement, and all the terms of this Agreement are true and valid. The Agreement shall come into force after being signed by both parties;

2.	The Agreement shall be terminated after the principal, interest and relevant expenses of the loan under the Agreement are fully paid off;

3.	If the Agreement needs to be changed or terminated, both parties shall reach a written agreement together through negotiation.

Party A (lender): Sancaijia Technology Co., Ltd. (sealed)

Legal representative: Wen, Ning (signed)

Party B (borrower): Houlaicun Commercial Operation Management (Xi’an) Co., Ltd. (sealed)

Legal representative: Li,HuiQiao (signed)

Date: October 8，2021